AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION July 31, 2002

Registration No. 333-87982

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Amendment No. 2 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
KANSAS CITY POWER & LIGHT COMPANY
(Exact name of Registrant as specified in its charter)

Missouri	44-0308720
(State of incorporation)	(I.R.S. Employer Identification No.)

1201 Walnut
Kansas City, Missouri 64106-2124
(816) 556-2200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Jeanie Sell Latz
Corporate Secretary
1201 Walnut
Kansas City, Missouri 64106-2124
(816) 556-2936
http://www.kcpl.com
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________
Copy to:
Steven R. Loeshelle, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019-6092
____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

__________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
6.00% Senior Notes due 2007, Series B	$225,000,000	100%(1)	$225,000,000	$20,700

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.\

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

Subject to Completion Dated July 31, 2002

PROSPECTUS

$225,000,000

KANSAS CITY POWER & LIGHT COMPANY

OFFER TO EXCHANGE 6.00% SENIOR NOTES DUE 2007, SERIES B REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ALL OUTSTANDING 6.00% SENIOR NOTES DUE 2007, SERIES A

THE EXCHANGE OFFER

*	The exchange offer will expire at 5:00 p.m., New York City time, on _____, 2002, unless extended.
*	The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered.
*

We will exchange all 6.00% Senior Notes due 2007, Series A (the "old notes") that are validly tendered and not validly withdrawn for an equal principal amount of 6.00% Senior Notes due 2007, Series B (the "exchange notes") that we have registered under the Securities Act of 1933.

*	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.
*	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

THE EXCHANGE NOTES

*	The exchange notes will be freely tradeable and will have substantially identical terms to the old notes.
*	The interest rate on the exchange notes is 6.00% per annum and the exchange notes will mature March 15, 2007.
*	The exchange notes will not be listed on any national securities exchange or the NASDAQ Stock Market.
*	The interest payment dates of the exchange notes are March 15 and September 15 of each year, commencing September 15, 2002.
*	The exchange notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.
*	The exchange notes may be redeemed at our option at any time at the redemption price described herein, upon no more than 60 and not less than 30 days' notice by mail.

____________________

Please refer to "Risk Factors" beginning on page 11 of this document for a discussion of certain risks associated with the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date indicated above, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

____________________

The date of this Prospectus is ______________, 2002.

__________________

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission, or the "Commission" through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's website (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Commission allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business and financial information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is deemed incorporated by reference into this prospectus (but not information filed with the Commission and not deemed incorporated) will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the exchange notes is completed:

*   Our Annual Report on Form 10-K for the year ended December 31, 2001 and the amendment dated March 6, 2002 thereto filed on Form 10-K/A, which we refer to herein in the aggregate as the "2001 Form 10-K"

*   Our Report on Form 8-K/A dated February 8, 2002

*   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

     This prospectus is part of a registration statement we have filed with the Commission relating to the exchange notes. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and the exchange notes. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its website.

     You may obtain a free copy of our filings with the Commission by writing or telephoning us at the following address: Kansas City Power & Light Company, 1201 Walnut, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Corporate Secretary, or by contacting us at our website (www.kcpl.com). Information on our website is not part of this prospectus. In order to obtain timely delivery of such information, noteholders must request the information no later than 5 business days before the date on which this exchange offer will expire.

SUMMARY

This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the exchange notes. It likely does not contain all the information that is important to you or that you should consider in making a decision to exchange old notes for exchange notes. To understand all of the terms of this exchange offer and the exchange notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference herein.

     References in this prospectus to the terms "we", "us" or other similar terms mean Kansas City Power & Light Company, unless the context clearly indicates otherwise. We are also referred to in this prospectus as "KCP&L" and "the Company". We refer to Great Plains Energy Incorporated as "Great Plains Energy". Unless the context clearly indicates otherwise, we refer to our 6.00% Senior Notes due 2007, Series A as the "old notes", and to our 6.00% Senior Notes due 2007, Series B as the "exchange notes". We collectively refer to the old notes and the exchange notes as the "notes".

Kansas City Power & Light Company

     We engage in the generation, transmission, distribution and sale of electricity and serve approximately 474,000 customers located in all or portions of 23 counties in western Missouri and eastern Kansas. Our customers include approximately 419,000 residences, 53,000 commercial firms, and 2,000 industrials, municipalities, and other electric utilities. Retail electric revenues accounted for approximately 90% of our total electric revenues in 2001. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. In addition to our utility business, we have an unregulated subsidiary called Home Service Solutions, Inc. which, through its subsidiaries, provides energy-related residential services.

     In October 2001, we became a wholly-owned subsidiary of Great Plains Energy, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. Great Plains Energy also owns two unregulated subsidiaries, Great Plains Power Incorporated and KLT Inc., which we transferred to it in connection with the corporate reorganization. For more details on the formation of the holding company and descriptions of the other Great Plains Energy subsidiaries, please refer to our 2001 Form 10-K, which is incorporated herein by reference. Our principal executive office is located at 1201 Walnut, Kansas City, Missouri 64106 (Telephone: (816) 556-2200).

Summary of the Exchange Offer

     On March 13, 2002, we completed a private offering of the old notes. We received proceeds, after deducting the discount to the initial purchasers, of $223,188,750 from the sale of the old notes.

     In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to file not later than 90 days after the issuance of the old notes and to use our best efforts to have declared effective within 180 days after that date, a registration statement relating to the exchange offer, and to consummate the exchange offer no later than 30 days after the registration statement is declared effective. In the exchange offer, you are entitled to exchange your old notes for exchange notes, with substantially identical terms, that are registered with the Commission. You should read the discussion under the headings "--The Exchange Notes" beginning on page 9 and "Description of the Notes" beginning on page 27 for further information about the exchange notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your old notes.

     We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 16 for further information about the exchange offer and resale of the exchange notes.

The Exchange Offer

We are offering to exchange up to $225,000,000 principal amount of the exchange notes for up to $225,000,000 principal amount of the old notes. Old notes may only be exchanged in $1,000 increments.

The terms of the exchange notes are identical in all material respects to those of the old notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights since these notes will already be registered. Also, the exchange notes will not contain provisions for an increase in their stated interest rate which were included for the benefit of the old notes pursuant to the registration rights agreement.

Old notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of old notes that are not tendered for exchange is likely to be limited.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on ____, 2002, or such later date and time to which we may extend it. Please read "The Exchange Offer - Extensions, Delay in Acceptance, Termination or Amendment" on page 18 for more information about an extension of the expiration date.

Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer

We will not be required to accept old notes for exchange:

*   If the exchange offer would be unlawful or would violate any interpretation of the staff of the Commission, or

*   If any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. Please read "The Exchange Offer - Conditions to the Exchange Offer" on page 19 for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes

If your old notes are held through The Depositary Trust Company, or "DTC", and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

*   any exchange notes that you receive will be acquired in the ordinary course of your business,

*   you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes,

*   you are not our "affiliate", as defined in Rule 405 of the Securities Act of 1933, or if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933,

*   if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes, and

*   if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures

You must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer - Guaranteed Delivery Procedures" on page 24 if any of the following apply:

*   you wish to tender your old notes but they are not immediately available,

*   you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

*   you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.

U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U. S. federal income tax purposes. Please see "Federal Income Tax Consequences" on page 39.
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.
Registration Rights

If

*   the exchange offer registration statement is not declared effective by the Commission by September 9, 2002, or

*   the exchange offer is not consummated within 30 days after the exchange offer registration statement has been declared effective then the interest rate borne by the old notes will be increased by 0.25% per year upon the occurrence of either of the above circumstances, and will increase by an additional 0.25% per year every 90 days (but will not increase above 1.00%) until the registration default is cured or the old notes cease being transfer restricted securities. Please read "Registration Rights" beginning on page 33 for more information regarding your rights as a holder of old notes.

The Exchange Agent

     We have appointed The Bank of New York as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

THE BANK OF NEW YORK

BY HAND OR COURIER:

The Bank of New York
Corporate Trust Department
Reorganization Unit
15 Broad Street, 16th floor
New York NY 10007

BY MAIL (REGISTERED OR CERTIFIED MAIL RECOMMENDED):

The Bank of New York
Corporate Trust Department
Reorganization Unit
15 Broad Street, 16th floor
New York NY 10007

BY FACSIMILE TRANSMISSION (ELIGIBLE INSTITUTIONS ONLY):

(____) ___-________
Attention:_________________

CONFIRM BY TELEPHONE
(___) ___-______ (_____________)

The Exchange Notes

     The exchange notes will be freely tradeable and otherwise substantially identical to the old notes. The exchange notes will not have registration rights, since they will already be registered, or provisions for additional interest which were included for the benefit of the old notes pursuant to the registration rights agreement. The exchange notes will evidence the same debt as the old notes, and the old notes and the exchange notes will be governed by the same indenture. The old notes and the exchange notes will vote together as a single separate class under the indenture.
Notes Offered	$225 million principal amount of 6.00% Senior Notes due 2007, Series B.
Interest Rate	6.00% per annum.
Maturity Date	March 15, 2007.
Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2002.
Optional Redemption

We may redeem the exchange notes at our option at any time, upon no more than 60 and not less than 30 days' notice by mail. We may redeem the notes either as a whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus) plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption.

For more information on our optional redemption right, see "Description of the Notes-Optional Redemption" beginning on page29.

Ranking

The exchange notes will be unsecured and will rank equally with the old notes and all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Company has issued general mortgage bonds which are secured by a first mortgage lien upon substantially all of the fixed property and franchises of the Company.

At March 31, 2002, we had approximately $1,017.4 million of outstanding debt, other than the old notes. The general mortgage bonds of the Company comprise approximately $337.8 million of this debt.

Absence of Public Markets for the Notes

There is no existing market for the exchange notes. We cannot provide any assurance about:

*   the liquidity of any markets that may develop for the notes,

*   your ability to sell the notes, and

*   the prices at which you will be able to sell the notes.

Future trading prices of the notes will depend on many factors, including:

*   prevailing interest rates,

*   our operating results,

*   the ratings of the notes, and

*   the market for similar securities

The initial purchasers of the old notes have advised us that they currently intend to make a market in the exchange notes we issue in the exchange offer. These initial purchasers do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation of the exchange notes in any automated dealer quotation system.

Risk Factors

You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus.

There is no existing public market for the exchange notes.

There is no existing public market for the exchange notes. Additionally, the liquidity of any markets that may develop for the exchange notes, the ability of the holders to sell their exchange notes and the price at which holders of the exchange notes may be able to sell their exchange notes is uncertain. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the old notes have informed us that they intend to make a market in the exchange notes; however, the initial purchasers are not obligated to do so, and any market making activity may be terminated at any time without notice to the holders of the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

Following the exchange offer, we expect the trading market for untendered old notes will be highly illiquid.

If old notes are tendered and accepted in the exchange offer and you do not exchange your old notes in the exchange offer, your notes will continue to be subject to the restrictions on transfer relating to the old notes. In general, the unregistered old notes may not be offered or sold, unless they are registered under the Securities Act of 1933 or are offered or sold in a transaction exempt from registration under the Securities Act of 1933 and applicable state securities laws. We have no obligation to register the old notes under the Securities Act of 1933, except in very limited circumstances where holders would be ineligible to receive freely transferable exchange notes in the exchange offer. As a result, following the exchange offer, we expect the trading market for untendered old notes will be highly illiquid.

The Indenture limits the ability of noteholders to bring suit, waive defaults and amend the Indenture.

As we discuss in the following paragraphs, the Indenture under which the exchange notes will be issued provides that the consent of holders of certain minimum percentages of the aggregate principal amount of a series of Indenture securities is required to waive defaults, bring suit and amend the Indenture. Your consent to such actions will not be effective unless consents are received from the holders of the required minimum amount of the series of securities. Further, even if you do not consent to such actions, those actions may still be taken if consented to by the holders of the required minimum amount of the series of securities.

The Indenture provides that the Trustee or the holders of 33% or more in aggregate principal amount of a series of Indenture securities may declare the principal of that series to be due and payable immediately, if an event of default with respect to such series shall occur and be continuing. However, if all defaults are cured, the holders of a majority in aggregate principal amount of such series may waive the default and rescind the declaration and its consequences.

The Indenture also provides that the holders of a majority in aggregate principal amount of a series of Indenture securities may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to such series and may on behalf of all holders of that series of Indenture securities waive any past default and its consequences with respect to such series, except a default in the payment of principal, premium or interest.

Holders of securities of any series issued under the Indenture under which the exchange notes will be issued may not institute any proceeding to enforce the Indenture unless the Trustee refuses or fails to act for 60 days after a request and offer of satisfactory indemnity made by holders of at least 33% or more of the aggregate principal amount of such series. However, any noteholder may bring suit to enforce payment of principal, premium or interest.

With the consent of the holders of a majority in aggregate principal amount of a series of Indenture securities, we may amend the Indenture for the purpose of adding, changing or eliminating provisions of the Indenture relating to that series, or modifying the rights of holders of that series. However, the consent of all of the holders of a series of Indenture securities is required for any amendment to extend the maturity date or reduce the principal, interest rate or premium payable on any series.

The Indenture places no limitation on our ability to incur additional indebtedness.

The Indenture does not specifically restrict our ability to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of the Company or a successor corporation. For example, the Indenture does not limit the amount of secured or unsecured debt we may issue. Debt may be issued which is secured by liens on our property. The Indenture also does not limit our ability to acquire any of our equity securities.

The Indenture permits us to merge or consolidate or transfer our assets.

The Indenture also permits us to merge or consolidate or to transfer our assets without the consent of the noteholders, subject to certain conditions including among others assumption by the successor merged or consolidated corporation of our obligations under the Indenture and all securities issued under the Indenture. The Indenture does not restrict the merger of another company into us. A merger or consolidation may have the effect of increasing the amount of indebtedness of the merged or consolidated corporation, or might otherwise adversely affect our capital structure or credit quality existing prior to the merger. In addition, no consent of the noteholders is required for the sale, transfer or lease by us to an affiliate company of facilities used for the generation of electricity (and not used for the transmission or distribution of electric energy), so long as all such sales, transfers or leases occurring after the date of the Indenture do not in the aggregate represent assets with a depreciated value on our books, at the time of the sale, transfer or lease, in excess of 65% of the depreciated value on our books of our total assets as set forth in our most recent Form 10-K or Form 10-Q filing.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. We are submitting this prospectus to holders of our 6.00% Senior Notes, Series A so that they can consider exchanging those notes for our 6.00% Senior Notes, Series B. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the 6.00% Senior Notes, Series B in any jurisdiction where the offer or exchange is not permitted. We have incorporated important business and financial information in this document that is not included in or delivered with this document, as described in "Where You Can Find More Information" on page 2. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

PRIVATE PLACEMENT

     We issued $225 million principal amount of the old notes on March 13, 2002 to the initial purchasers of those notes and received proceeds, after deducting the discount to the initial purchasers, equal to 99.195% of the principal amount. We issued the old notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. of 1933 The initial purchasers then offered and resold the old notes to qualified institutional buyers initially at the price of 99.795% of the principal amount.

We received aggregate net proceeds, before expenses, of approximately $223,188,750 million from the sale of the old notes. We used those proceeds for the repayment at maturity, on March 20, 2002, of $200 million of our medium term floating rate notes then bearing interest at 2.05% per year, with the balance used to repay short-term debt securities.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

PRO FORMA FINANCIAL INFORMATION

In October, 2001, we became a wholly-owned subsidiary of Great Plains Energy, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. Great Plains Energy also owns two unregulated subsidiaries, Great Plains Power Incorporated and KLT Inc., which we transferred to it in connection with the corporate reorganization.

We present the following unaudited pro forma consolidated financial information before and after the corporate reorganization which included the formation of our holding company parent, Great Plains Energy. The pro forma income statement data give effect to the corporate reorganization as if it had occurred at the beginning of the period presented. This information does not purport to represent what our results of operations would actually have been had the reorganization occurred at January 1, 2001 or to project our results of operations for any future period or date. The unaudited pro forma consolidated financial information should be read in conjunction with the financial statements and notes contained in our 2001 Form 10-K, incorporated herein by reference.

KANSAS CITY POWER & LIGHT COMPANY
Unaudited Pro Forma Consolidated Condensed Statement of Income
Year Ended December 31, 2001
(in thousands)
	KCP&L	Pro Forma
	Historical as Reported (a)	Adjustments (b)	KCP&L (a)
Operating Revenues
Electric sales revenues	$1,256,121	$(288,642)	$967,479
Other revenues	94,773	(28,538)	94,773

Total	1,350,894	(317,180	1,033,714

Operating Expenses
Fuel	163,846	-	163,846
Purchased power	304,862	(239,689)	65,173
Gas purchased and production expenses	17,454	(17,454)	-
Other	304,704	(38,966)	265,738
Maintenance	77,172	(1,611)	75,561
Depreciation and depletion	152,893	(14,263)	138,630
(Gain) Loss on property	(22,026)	23,654	1,628
General taxes	97,288	(2,665)	94,623

Total	1,096,193	(290,994)	805,199

Operating income	254,701	(26,186)	228,515
Losses from equity investments	(501)	393	(108)
Other income and expenses	(22,440)	17,244	(5,196)
Interest charges	(97,653)	18,114	(79,539)
Income taxes	(30,288)	(21,036)	(51,324)

Income before extraordinary item	$103,819	$(11,471)	$92,348

(a)  KCP&L includes, in addition to KCP&L (the utility), its wholly-owned subsidiary Home Service Solutions, Inc., and, prior to the October 1, 2001 corporate reorganization, KLT Inc. and Great Plains Power Incorporated. After adjustments, the KCP&L column includes KCP&L (the utility) and Home Service Solutions, Inc.

(b)  Elimination of KLT Inc.'s income and expenses and minor expenses incurred by Great Plains Energy and Great Plains Power Incorporated before the October 1, 2001, reorganization.

SELECTED FINANCIAL INFORMATION

The following selected financial information should be read in conjunction with the detailed information and financial statements included in the documents we have incorporated into this prospectus by reference and our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. Please read "Where You Can Find More Information" on page 2.

	Three months ended March 31	Year Ended December 31

	2002(b)	2001(b)	2000(b)	1999(b)	1998(c)	1997(c)

		(dollars in millions except per share amounts)
Consolidated KCP&L(a)
Operating Revenues	$212	$1,351	$1,116	$921	$973	$917
Income (loss) before extraordinary item and cumulative effect of changes in accounting principles(d)	$(8)	$104	$129	$82	$121	$77

Net Income	$(8)	$120	$159	$82	$121	$77

Total assets at period end	$3,173	$3,146	$3,294	$2,990	$3,012	$3,058
Total mandatorily redeemable preferred securities	$150	$150	$150	$150	$150	$150
Total redeemable preferred stock and long- term debt (including current maturities)	$1,189	$1,164	$1,136	$815	$913	$1,008

(a)

KCP&L's consolidated financial statements include its wholly owned subsidiary Home Service Solutions, Inc. In addition, KCP&L's consolidated results of operations include KLT Inc. and Great Plains Power Incorporated for all periods prior to the October 1, 2001 formation of the holding company.

(b)

See Management's Discussion in our quarterly report on Form 10-Q for explanation of the three months ended March 31, 2002, results and our annual reports on Form 10-K for explanation of 2001, 2000 and 1999 results.

(c)

KCP&L incurred significant merger-related costs of $15 million in 1998 and $60 million in 1997. Included in 1997 merger expense is the $53 million payment to UtiliCorp United (UtiliCorp) for terminating the merger with UtiliCorp and agreeing to a merger with Western Resources Inc. Subsequently, the planned merger with Western Resources Inc. was terminated.

(d)

In 2001, this amount is before the $15.9 million after taxes extraordinary gain on early extinguishment of debt. For further information, see Note 17 to the consolidated financial statements in our Form 10-K for 2001. In 2000, this amount is before the $30.1 million after taxes cumulative effect of changes in pension accounting. For further information, see Note 3 to the consolidated financial statements in our Form 10-K for 2001.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Three months ended March 31	Year Ended December 31

2002	2001	2000	1999	1998	1997

(a)	2.11	3.02	2.38	2.98	2.05

(a)   A $14.5 million deficiency in earnings (as defined below) caused the ratio of earnings to fixed charges to be less than a one-to-one coverage.

Our ratio of earnings to fixed charges includes our wholly-owned subsidiary, Home Service Solutions, Inc. In addition, the above ratios include KLT Inc. and Great Plains Power Incorporated for all periods prior to the October 1, 2001 reorganization. The ratio of earnings to fixed charges for KCP&L and Home Service Solutions, Inc. only would have been 2.41 in 2001.

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income before extraordinary item, cumulative effect of changes in accounting principles, losses from equity investments and minority interests in consolidated subsidiaries with fixed charges, plus interest charges (excluding the reduction for capitalized interest), income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges (excluding the reduction for capitalized interest) and the estimated interest component of rents.

KANSAS CITY POWER & LIGHT COMPANY

We engage in the generation, transmission, distribution, and sale of electricity. As of December 31, 2001, we served approximately 474,000 customers located in all or portions of 23 counties in western Missouri and eastern Kansas. Our customers include approximately 419,000 residences, 53,000 commercial firms, and 2,000 industrials, municipalities, and other electric utilities. Retail electric revenues accounted for approximately 90% of our total electric revenues in 2001. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of our utility revenues. In addition to our utility business, we have an unregulated subsidiary called Home Service Solutions, Inc., which, through its subsidiaries, provides residential services.

In October 2001, we became a wholly-owned subsidiary of Great Plains Energy, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. Great Plains Energy also owns two unregulated subsidiaries, Great Plains Power Incorporated and KLT Inc., which we transferred to it in connection with the corporate reorganization. For more details on the formation of the holding company and descriptions of the other Great Plains Energy subsidiaries, please refer to our 2001 Form 10-K, which is incorporated by reference. Please read "Where You Can Find More Information" on page 2.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to file not later than 90 days after the date of issuance of the old notes and to use our best efforts to have declared effective within 180 days after that date a registration statement relating to the exchange offer, and to cause the exchange offer to be consummated no later than 30 days after the registration statement is declared effective. We are offering the exchange notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the old notes as the "exchange offer". Except for the approval of the Missouri Public Services Commission, which we have obtained, there are no federal or state regulatory requirements which must be complied with, or approvals which must be obtained in connection with the exchange offer.

Resale of Exchange notes

Based on existing interpretations of the Securities Act of 1933 by the Staff of the Division of Corporation Finance of the Commission, or the "Staff", set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. However, any purchaser of notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased notes from us or one of our affiliates to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933:

*   will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters,

*   will not be able to tender its notes in the exchange offer, and

*   must comply and must represent to us that it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own no-action letter, and there is no assurance that the Staff would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

Each holder who wishes to exchange its old notes for exchange notes pursuant to the exchange offer will be required to represent that at the time of consummation of the offer:

*   the exchange notes to be received by it will be acquired in the ordinary course of its business,

*   it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the exchange notes,

*   such holder is not an affiliate of ours (within the meaning of the Securities Act of 1933), and

*   it is not a broker-dealer engaged in or intending to engage in the distribution of the exchange notes.

In addition, in connection with any resales of exchange notes, any broker-dealer, electing to participate in the exchange offer, who acquired such notes for its own account as a result of market-making activities or other trading activities, or an "exchanging dealer", will represent to us that it shall deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the exchange notes. The Staff has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we will be required to allow such broker-dealers to use the prospectus contained in the exchange offer registration statement for up to 180 days, subject to certain "black out" periods, following the exchange offer, in connection with the resale of exchange notes received in exchange for notes acquired by such broker-dealers for their own account as a result of market-making or other trading activities.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $225 million principal amount of old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer:

*   will remain outstanding,

*   will continue to accrue interest, and

*   will be entitled to the rights and benefits that holders have under the indenture relating to the notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "--Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

     The exchange offer will expire at 5:00 p.m., New York City time, on _________, 2002, unless in our sole discretion we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

*   to delay accepting for exchange any old notes,

*   to extend the exchange offer, or

*   to terminate the exchange offer.

     We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if in our reasonable judgment:

*   the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission, or

*   any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

*   the representations described under "--Procedures for Tendering" and "Plan of Distribution," and

*   such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act of 1933.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. We will provide notice of any material waiver or change of these conditions, and will hold the exchange offer open for five (5) business days after a prospectus supplement is disseminated containing notice of such material waiver or change.

     In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to tender generally

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

     To complete a physical tender, a holder must:

*   complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

*   have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

*   mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

*   deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Summary--The Exchange Agent" prior to the expiration date.

     To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

How to tender if you are a beneficial owner

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

*   make appropriate arrangements to register ownership of the old notes in your name, or

*   obtain a properly completed bond power from the registered holder of your old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and signature guarantees

     You must have signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" guaranteed by an eligible institution unless the old notes are tendered:

*   by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

*   for the account of an eligible institution.

An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When endorsements or bond powers are needed

     If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering through DTC's automated tender offer program

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

*   DTC has received an express acknowledgment from a participant in DTI's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation,

*   the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

*   we may enforce the agreement against such participant.

Determinations under the Exchange Offer

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When we will issue exchange notes

     In all cases, we will issue exchange notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

*   old notes or a timely book-entry confirmation of transfer of such old notes into the exchange agent's account at DTC, and

*   a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of old notes not accepted or exchanged

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your representations to us

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

*   any exchange notes you receive will be acquired in the ordinary course of your business,

*   you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act of 1933,

*   you are not our affiliate, as defined in Rule 405 under the Securities Act of 1933 or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933,

*   you are not engaged in and do not intend to engage in the distribution of the exchange notes, and

*   if you are a broker-dealer, you will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

*   the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

*   prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

-   stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

-   stating that the tender is being made thereby, and

-   guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent,

*   the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Any holder of old notes who wishes to tender old notes pursuant to the guaranteed delivery procedures described in the letter of transmittal must ensure that the exchange agent receives notice of guaranteed delivery prior to 5:00 p.m., New York City time, on the expiration date. Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

*   the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Summary--The Exchange Agent," or

*   the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must:

*   specify the name of the person who tendered the old notes to be withdrawn,

*   identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes,

*   be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

*   specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

*   Commission registration fees for the exchange notes,

*   fees and expenses of the exchange agent and trustee,

*   accounting and legal fees,

*   printing costs, and

*   related fees and expenses.

Transfer Taxes

     If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

*   certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered,

*   tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

*   a transfer tax is imposed for any reason other than the exchange of old notes for exchange notes in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

     If you do not exchange your old notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933. Therefore, the market for secondary resales of old notes that are not tendered for exchange is likely to be limited.

     The tender of old notes in the exchange offer will reduce the outstanding principal amount of the old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold.

Accounting Treatment

     We will amortize our expenses of the exchange offer over the term of the exchange notes.

Other

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

     Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution" on page 41.

DESCRIPTION OF THE NOTES

General

     We will issue the exchange notes, and we issued the old notes, under an indenture, dated as of March 1, 2002, between us and The Bank of New York, as trustee (the "Indenture"), which we have filed with the Commission. The terms of the notes include those set forth in the Indenture and those made a part of the Indenture by the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture, including the definitions of certain terms. You should carefully read the summary below and the provisions of the Indenture that may be important to you before investing in the notes. Copies of the Indenture are available at the offices of the Trustee.

     We may issue debt securities from time to time in one or more series under the Indenture. There is no limitation on the amount of debt securities we may issue under the Indenture. Securities issued under the Indenture, including the notes, are sometimes hereinafter referred to as "Indenture Securities."

     The old notes and the exchange notes will vote and consent together on all matters as one class and none of the notes will have the right to vote or consent as a class separate from one another on any matter. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the old notes and the exchange notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the old notes means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the exchange notes collectively then outstanding.

     We have included cross-references in the summary below to refer you to the section numbers of the Indenture we are describing.

Ranking of the Notes

The notes will:

*   be general unsecured obligations, and

*   rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

As of March 31, 2002, we had approximately $1,017.4 million of outstanding debt, other than the notes. The Company has issued first mortgage bonds ("General Mortgage Bonds") under the General Mortgage Indenture and Deed of Trust, dated as of December 1, 1986, from the Company to United Missouri Bank of Kansas City, N.A., Trustee, as supplemented ("Mortgage Indenture"). The Mortgage Indenture constitutes a first mortgage lien upon substantially all of the fixed property and franchises of the Company. At March 31, 2002, there was approximately $337.8 million principal amount of General Mortgage Bonds outstanding.

Principal, Maturity and Interest

The notes will mature on March 15, 2007. The notes are initially limited to $225,000,000 in aggregate principal amount. However, we may issue additional notes of this series from time to time, with the same ranking and terms as the notes (other than the issue date and in some cases, the first interest payment date) without the consent of the holders of the notes.

    Interest on the notes will:

*   accrue at the rate of 6.00% per year from March 13, 2002,

*   be payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 2002,

*   be payable to the person in whose name the notes are registered at the close of business on the relevant March 1 and September 1 preceding the applicable interest payment date, which we refer to as "regular record dates,"

*   be computed on the basis of a 360-day year comprised of twelve 30-day months, and

*   be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, the maturity date or any redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity or redemption date.

"Business Day" means, with respect to the notes, any day other than (1) a Saturday or a Sunday or (2) a day on which banking institutions in the Borough of Manhattan, The City of New York, and the State of New York or the State of Missouri, are not authorized or obligated by law or executive order to close.

Optional Redemption

We may redeem the notes at our option at any time, upon no more than 60 and not less than 30 days' notice by mail. We may redeem the notes either as a whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption.

"Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

"Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City selected by us and reasonably acceptable to the Trustee.

"Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

If less than all of the notes are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the portion of notes to be redeemed. (Section 3.02)

Payments and Paying Agents

     Payment of principal of and premium, if any, on the notes will be made against surrender of notes at the principal offices of the Trustee. Payment of any installment of interest on notes will be made to the person in whose name such note is registered at the close of business on the record date for such interest. Payments of such interest will be made at the principal offices of the Trustee, or by a check mailed to each holder of a note at such holder's registered address.

     All moneys paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any note that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such note entitled to receive such payment will thereafter look only to us for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale

     The Indenture permits us, without the consent of the holders of any of the notes, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the successor corporation formed by or surviving any such consolidation or merger, or the person to which such sale, transfer or lease shall have been made (the "Successor") is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes the Company's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into the Company. The Successor, other than a Successor by reason of a lease of our properties, will succeed to the Company's rights and obligations under the Indenture and the Indenture Securities and the Company will be relieved of its obligations.

     These provisions will not, however, be applicable to the sale, transfer or lease by us to an affiliated company of facilities used for the generation of electricity (and not used for the transmission or distribution of electric energy), provided that all such sales, transfers or leases occurring after the date of the Indenture shall not in the aggregate represent assets with a depreciated value on our books, calculated with respect to the assets sold, transferred or leased at the time of such sale, transfer or lease, in excess of 65% of the depreciated value on our books of our total assets as set forth in our most recent Form 10-K or Form 10-Q filing.

Modification of the Indenture

     The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of the Indenture Securities (including the notes), to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding (including the notes), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default

     The Indenture provides that the Trustee or the holders of 33% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture or Board Resolution):

          (i)   failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

         (ii)   failure to pay principal or premium, if any, when due on any Indenture Security of such series, continued for 1 business day;

        (iii)   failure to perform any of our other covenants in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 33% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

         (iv)   certain events of bankruptcy, insolvency or reorganization; and

          (v)   any other Event of Default as may be specified for such series. (Section 6.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder (including the notes) may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

     Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 33% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired. (Section 6.04)

     The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

     We are required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by us in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee

     The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

     The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with us as if it were not the Trustee under the Indenture. (Section 7.04)

     As of December 31, 2001, The Bank of New York, which is the Trustee for the notes under the Indenture, was the trustee for $1,117.9 million of our secured and unsecured debt under eight separate indentures executed between 1992 and 2000. The Bank of New York is also a depository for funds and performs other services for, and transacts other banking business with, us and our affiliates in the normal course of business and may do so in the future.

Satisfaction and Discharge of Indenture; Defeasance

     The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, we, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02)

Sinking Fund

We are not obligated to make mandatory redemption or sinking fund payments with respect to the notes.

Notices

Holders of the notes will receive notices by mail at their addresses as they appear in the security register. (Section 15.04)

Governing Law

New York law will govern the Indenture and the notes.

REGISTRATION RIGHTS AGREEMENT

     In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes pursuant to which we obligated ourselves to:

*   prepare and file not later than 90 days after the date of issuance of the old notes a registration statement under the Securities Act of 1933 relating to an exchange offer of the exchange notes for the old notes,

*   use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 180 days after the date of issuance of the old notes and to keep the exchange offer registration statement effective for not less than 20 Business Days (or longer, if required by applicable law) after the date notice of the registered exchange offer is mailed to the registered holders of the old notes, and

*   unless the exchange offer would not be permitted by applicable law or Commission policy, to cause the exchange offer to be consummated no later than 30 days after the exchange offer registration statement is declared effective.

Upon the exchange offer registration statement being declared effective, we will promptly offer the exchange notes in exchange for surrender of the old notes. We obligated ourselves to keep the exchange offer open for not less than 20 Business Days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the registered holders of the old notes. We must consummate the exchange offer within 30 days of the effectiveness of the exchange offer registration statement. For each old note validly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of the original issuance of the note. The exchange notes will vote together with the old notes on all matters in which holders of old notes or exchange notes are entitled to vote.

Under the registration rights agreement, in the event that:

*   changes in law or the applicable interpretations of the Staff do not permit us to effect the exchange offer,

*   the exchange offer is not consummated on or prior to the 210th day following the closing date,

*   following consummation of the exchange offer, any initial purchaser so requests with respect to notes held by such initial purchaser and not eligible to be exchanged in the exchange offer, or

*   any holder of notes (except exchanging dealers) not eligible to participate in the exchange offer or that participates in the exchange offer but does not receive freely tradable notes so requests,

then (the date on which the conditions described in the first two bullets above occur or the date on which the notice described under the third or fourth bullet above is given, the "trigger date") we will at our cost:

*   promptly (no later than the 90th day after the trigger date), file with the Commission a "shelf" registration statement to cover resales of the notes,

*   use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 no later than the 180th day after the trigger date, and

*   use our best efforts to keep the shelf registration statement effective until two years (or such longer period if there are certain "black out" periods) after the shelf registration statement is declared effective or until all of the notes covered by the shelf registration statement have been sold or are no longer restricted securities.

We will have the ability to suspend the availability of the shelf registration statement during certain "black out" periods.

In the event of the filing of the shelf registration statement, we will provide to each relevant holder of notes copies of the prospectus which is a part of the shelf registration statement and will notify each such holder when the shelf registration statement has become effective.

A holder of notes that sells notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). We may require such holder to provide us with information about itself that we may, from time to time, reasonably require for inclusion in the shelf registration statement and the related prospectus and we may exclude from such registration any holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.

Under the registration rights agreement, in the event that:

*   we fail to file the exchange offer registration statement or the shelf registration statement with the Commission on or prior to the 90th day following the date of issuance of the notes or the trigger date, as the case may be,

*   the exchange offer registration statement or the shelf registration statement is not declared effective by the Commission on or prior to the 180th day following the date of issuance of the notes or the trigger date, as the case may be,

*   the exchange offer is not consummated on or prior to the 30th day after the exchange offer registration statement has been declared effective, or

*   any required exchange offer registration statement or shelf registration statement relating to the notes is filed and declared effective but thereafter either ceases to be effective or cannot be used to sell the notes because (1) an event occurs as a result of which the related prospectus forming part of such registration statement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (2) it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act of 1933 or Securities Exchange Act of 1934 or the respective rules thereunder (each such event listed in the four bullet points above, a "registration default"), then the interest rate borne by the notes which are "transfer restricted securities" (as defined below) will be increased by 0.25% per year upon the occurrence of such registration default, which rate will increase by an additional 0.25% per year if such registration default has not been cured within 90 days after the occurrence thereof and similar such increases shall occur for each succeeding 90 day period until all registration defaults have been cured, provided that the aggregate amount of any such increase in the interest rate on the notes shall in no event exceed 1.00% per year; and provided, further, that a registration default will be deemed not to have occurred in relation to a shelf registration statement or the related prospectus if such registration default has occurred solely as a result of:

*   the filing of a post-effective amendment to the shelf registration statement to incorporate annual audited financial information with respect to us where such post-effective amendment needs to be declared effective to permit holders to use the related prospectus or shelf registration; or

*   other material events with respect to us that need to be described in the related prospectus or shelf registration statement and we are proceeding promptly and in good faith to amend or supplement such documents accordingly;

provided however that in case such registration default occurs for a continuous period of more than 30 days, additional interest shall be payable from the date of such default until the default is cured. All accrued additional interest will be paid to holders of notes in the same manner and at the same time as regular payments of interest on the notes. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

A "Transfer Restricted Security" is a note until (1) the date on which such note has been exchanged by a person other than a broker-dealer for a freely transferable new note in the exchange offer, (2) following the exchange by a broker-dealer in the exchange offer of such note for a new note, the date on which such new note is sold to a purchaser who received a copy of the exchange registration statement and related prospectus on or prior to the date of such sale, (3) the date on which such note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement or (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933.

     If you desire to tender your old notes, you will be required to make to us the representations described under "The Exchange Offer - Procedures for Tendering - Your Representations to Us" to participate in the exchange offer. In addition, we may require you to deliver information that we will use in connection with the shelf registration statement to have your old notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. If you sell old notes under the shelf registration statement, you generally will:

*   be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers,

*   be subject to applicable civil liability provisions under the Securities Act of 1933 in connection with those sales, and

*   be bound by the provisions of the registration rights agreement applicable to you.

     This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See "Where You Can Find More Information".

BOOK ENTRY; DELIVERY AND FORM

     We will issue the exchange notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form, without interest coupons (collectively, the "Global Note"). The Global Note will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The Global Note will be deposited on behalf of the acquirors of the exchange notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. Please read "The Exchange Offer - Book-Entry Transfer" on page 24.

Except as set forth below, each Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for notes in definitive form.

All interests in the Global Note may be subject to the procedures and requirements of DTC.

Notes in definitive form will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Note, upon surrender by DTC of the Global Note, if:

*   we notify the Trustee in writing that DTC or any successor depositary (the "Depositary") is no longer willing or able to act as a depositary for the Global Note or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation, or

*   we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture.

Neither we nor the Trustee shall be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Depositary or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We do not take any responsibility for the operations or procedures of DTC, and investors are urged to contact DTC or its participants directly to discuss these matters.

According to DTC, the following information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe are reliable.

DTC is:

*   a limited-purpose trust company organized under the New York Banking Law,

*   a "banking organization" within the meaning of the New York Banking Law,

*   a member of the Federal Reserve System,

*   a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

*   a "clearing agency" registered under Section 17A of the Exchange Act.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include:

*   securities brokers and dealers,

*   banks,

*   trust companies, and

*   clearing corporations and some other organizations.

     DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as "indirect participants." The rules applicable to DTC and its participants are on file with the SEC.

Upon our issuance of notes represented by a Global Note, purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, which we refer to as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. However, beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

So long as the Depositary for the Global Note, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. Except as described above, beneficial owners will not:

*   be entitled to have notes represented by the Global Note registered in their names,

*   receive or be entitled to receive physical delivery of notes in definitive certificated form, and

*   be considered the owners or holders thereof under the Indenture.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, identified in a listing attached to the omnibus proxy.

We will make payments of principal, premium, if any, and interest on the notes represented by the Global Note registered in the name of the Depositary or its nominee through the Trustee or a paying agent to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note. Neither we, the Trustee, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised that DTC will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is either our responsibility or the responsibility of the paying agent. Disbursement of these payments to direct participants is the responsibility of DTC. Disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities Depositary with respect to the notes at any time by giving us reasonable notice. Under such circumstances, in the event that we do not obtain a successor securities Depositary, notes will be registered in such names as DTC shall direct and will be delivered to such persons. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary) with respect to the notes. In that event, notes will be registered in such names as DTC shall direct and will be delivered to such persons.

We cannot assure you that DTC will distribute payments on the notes made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the notes that may be transmitted by or through DTC.

FEDERAL INCOME TAX CONSEQUENCES

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. We can give you no assurance that the Internal Revenue Service will not take a contrary view, and we have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions described in this section. These changes or interpretations may be retroactive and could affect the tax consequences to you.

     The exchange of old notes for exchange notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Consequently, if you exchange old notes for exchange notes pursuant to the exchange offer, you will not recognize taxable gain or loss on such exchange, your adjusted tax basis in the exchange notes will be the same as its adjusted tax basis in the old notes exchanged therefor immediately before such exchange, and your holding period for the exchange notes will include the holding period for the old notes exchanged therefor.

If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. We recommend that you consult your own tax advisor as to the particular tax consequences of exchanging your old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions

*   in the over-the-counter market,

*   in negotiated transactions,

*   through the writing of options on the exchange notes,

*   or a combination of such methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made

*   directly to purchasers or

*   to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Based on interpretations by the Staff of the Commission, any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

For a period of 180 days after the Expiration Date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

     If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Procedures for Tendering--Your Representations to Us" of this prospectus and in the letter of transmittal.

TRANSFER RESTRICTIONS ON THE OLD NOTES

     The old notes were not registered under the Securities Act of 1933. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act of 1933 to qualified institutional buyers under Rule 144A under the Securities Act of 1933.

     You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act of 1933 registration requirements.

LEGAL MATTERS

     Legal matters with respect to the exchange notes, including that the exchange notes will be the binding obligation of the Company, will be passed upon for the Company by Jeanie Sell Latz, Esq., Corporate Secretary. At December 31, 2001, Ms. Latz owned beneficially 44,543 shares of Great Plains Energy's common stock, including options grants and shares which may be acquired at a later date based on corporate and Ms. Latz's individual performance.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Form 10-K of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) for the year ended December 31, 2001 (as amended), except as they relate to DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Form 10-K (as amended). The report (which contains an explanatory paragraph relating to Kansas City Power & Light Company's corporate reorganization as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP referred to above, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries, is based solely on the report of Deloitte & Touche LLP. The financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (not presented separately or incorporated by reference herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs referring to DTI Holdings, Inc. and Subsidiaries' filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about DTI Holdings, Inc. and Subsidiaries' ability to continue as a going concern and an impairment charge recorded by DTI Holdings, Inc. and Subsidiaries) which also appears in the Form 10-K (as amended). The consolidated financial statements of Kansas City Power & Light Company referred to above have been incorporated in this Prospectus in reliance on the reports of such firms, given on their authority as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

RSMo. Section 351.355 (2001) provides as follows:

     1.  A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     3.  Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

     4.  Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     5.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

     6.  The indemnification provided by this section shall be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     7.  A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

     8.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     9.  Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

     10.  For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand n the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

     11.  For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above RSMo. Section 351.355 (2001).

Article XIII of the Restated Articles of Consolidation of the Company provides as follows:

     ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

     (b) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

     (c) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

     (d) Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. List of Exhibits.

Exhibit Number		Description of Exhibit

4.1	*	Indenture dated March 1, 2002, between Kansas City Power & Light Company and The Bank of New York, as Trustee. (Exhibit 4.1.b to Form 10-Q for period ended March 31, 2002).

4.2	*	Company Order and Officer's Certificate Series A and Series B Notes, dated March 13, 2002 (Exhibit 4.2 to Registration Statement on Form S-4 dated May 10, 2002).

4.3	*	Form of Company Order and Officer's Certificate Series B Notes, dated _____ __, 2002 (Exhibit 4.3 to Registration Statement on Form S-4 dated May 10, 2002).

4.4	*

Registration Rights Agreement dated March 13, 2002, among Kansas City Power & Light Company, Banc of America Securities LLC and BNP Paribas Securities Corp. (Exhibit 4.2.b to Form 10-Q for period ended March 31, 2002).

5		Opinion and consent of Jeanie Sell Latz, Corporate Secretary.

12	*	Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 (Exhibit 12 to Registration Statement on Form S-4 dated May 10, 2002).

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of Deloitte & Touche LLP.

23.3		Consent of Jeanie Sell Latz, Corporate Secretary (included as part of Exhibit 5).

24	*	Powers of Attorney (Exhibit 24 to Registration Statement on Form S-4 dated May 10, 2002).

25	*

Form T-1 Statement of Eligibility and Qualification of The Bank of New York, as Trustee under the Indenture, under the Trust Indenture Act of 1939 (Exhibit 25 to Registration Statement on Form S-4 dated May 10, 2002).

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery (Exhibit 99.2 to Registration Statement on Form S-4 dated May 10, 2002).

99.3	*	Form of Letter to Depository Trust Company Participants (Exhibit 99.3 to Registration Statement on Form S-4 dated May 10, 2002).

99.4	*	Form of Letter to Clients (Exhibit 99.4 to Registration Statement on Form S-4 dated May 10, 2002).

* Previously filed and incorporated herein by reference as indicated

Item 22. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement;

(2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   See the last paragraph of Item 20.

(d)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 31st day of July, 2002.

KANSAS CITY POWER & LIGHT COMPANY

By:	/s/Bernard J. Beaudoin
(Bernard J. Beaudoin)
Chairman of the Board and Chief Executive Officer

Signature	Title	Date
/s/Bernard J. Beaudoin (Bernard J. Beaudoin)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	) ) )
)
/s/Andrea F. Bielsker (Andrea F. Bielsker)	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	) ) )
)
/s/Neil Roadman (Neil Roadman)	Controller (Principal Accounting Officer)	) )
)
David L. Bodde*	Director	)
(David L. Bodde))
)
Mark A. Ernst*	Director	) July 31, 2002
(Mark A. Ernst))
)
	Director	)
(Randall C. Ferguson, Jr.))
)
William K. Hall*	Director	)
(William K. Hall))
)
Luis A. Jimenez*	Director	)
(Luis A. Jimenez))
)
	Director	)
(James A. Mitchell))
)
William C. Nelson*	Director	)
(William C. Nelson))
)
Linda Hood Talbott*	Director	)
(Linda Hood Talbott))
)
Robert H. West*	Director	)
(Robert H. West))

INDEX TO EXHIBITS
Exhibit Number		Description of Exhibit

4.1	*	Indenture dated March 1, 2002, between Kansas City Power & Light Company and The Bank of New York, as Trustee. (Exhibit 4.1.b to Form 10-Q for period ended March 31, 2002)

4.2	*	Company Order and Officer's Certificate Series A and Series B Notes, dated March 13, 2002 (Exhibit 4.2 to Registration Statement on Form S-4 dated May 10, 2002).

4.3	*	Form of Company Order and Officer's Certificate Series B Notes, dated ____ __, 2002 (Exhibit 4.3 to Registration Statement on Form S-4 dated May 10, 2002).

4.4	*

Registration Rights Agreement dated March 13, 2002, among Kansas City Power & Light Company, Banc of America Securities LLC and BNP Paribas Securities Corp. (Exhibit 4.2.b to Form 10-Q for period ended March 31, 2002)

5		Opinion and consent of Jeanie Sell Latz, Corporate Secretary.

12	*	Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 2001, 2000, 1999, 1998 and 1997(Exhibit 12 to Registration Statement on Form S-4 dated May 10, 2002)

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of Deloitte & Touche LLP.

23.3		Consent of Jeanie Sell Latz, Corporate Secretary (included as part of Exhibit 5).

24	*	Powers of Attorney (Exhibit 24 to Registration Statement on Form S-4 dated May 10, 2002).

25	*

Form T-1 Statement of Eligibility and Qualification of The Bank of New York, as Trustee under the Indenture, under the Trust Indenture Act of 1939 (Exhibit 25 to Registration Statement on Form S-4 dated May 10, 2002).

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery (Exhibit99.2 to Registration Statement on Form S-4 dated May 10, 2002).

99.3	*	Form of Letter to Depository Trust Company Participants (Exhibit 99.3 to Registration Statement on Form S-4 dated May 10, 2002).

99.4	*	Form of Letter to Depository Trust Company Participants (Exhibit 99.3 to Registration Statement on Form S-4 dated May 10, 2002).

* Previously filed and incorporated herein by reference as indicated